EXHIBIT 5.1


                       PARKER CHAPIN FLATTAU & KLIMPL LLP.
                           1211 Avenue of the Americas
                               New York, NY 10036
                                 (212) 704-6000



                                                      October 28, 1998
The Recovery Network, Inc.
1411 5th Street
Suite 250
Santa Monica, California 90401

Dear Sir or Madam:

         We have acted as counsel to The Recovery Network, Inc., a Colorado corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. On June 29, 1998, the Company entered into a series of Subscription Agreements (the "Agreements") with seven subscribers (the "Subscribers") relating to the receipt by the Company of proceeds of up to $5,500,000 (the "Private Placement"). The Registration Statement relates to the offering of 3,321,226 shares of the Company's common stock, par value $.01 per share (the "Common Stock") of which
(i) 1,250,000 were issued to the Subscribers in the Private Placement, 43,716 were issued to the placement agents in the Private Placement and 122,260 were issued to various third parties in various transactions unrelated to the Private Placement (collectively, the "Issued Shares") and (ii) 972,250 are issuable to the Subscribers pursuant to certain provisions of the Agreements, 500,000 are issuable to the Subscribers upon exercise of certain warrants issued to the Subscribers in the Private Placement, 58,000 are issuable to certain consultants in various transactions unrelated to the Private Placement, and 375,000 are issuable upon exercise of certain options issued to various consultants in various transactions unrelated to the Private Placement (collectively, the "Issuable Shares").

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation as amended and restated to date, (ii) By-laws as amended to date and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that the Issued Shares have been validly issued and are fully paid and non-assessable and that the Issuable Shares, when issued and upon payment in accordance with the terms of the respective warrant agreements, option agreements or relevant provisions of the Agreements, as the case may be, will be validly issued, fully paid and non-assessable.

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The Recovery Network, Inc.                                 October 28, 1998



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                       Very truly yours,

                                       /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP

                                      PARKER CHAPIN FLATTAU & KLIMPL, LLP